Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

and Stockholders of Arista Financial Corp.

Short Hills, NJ 07078

We hereby consent to the incorporation in this Annual Report on Form 10-K of Arista Financial Corp. for the year ended December 31, 2017, of our report dated April 17, 2018, relating to the financial statements for the two years ended December 31, 2017 and 2016. Our report contains an explanatory paragraph regarding Arista Financial Corp.'s ability to continue as a going concern.

/s/ Ciro E. Adams, CPA, LLC

 Ciro E. Adams, CPA, LLC

Wilmington, DE 19806-1004

April 17, 2018